Exhibit 4.9


                          JOHNSON WORLDWIDE ASSOCIATES
                                1326 Willow Road
                           Sturtevant, Wisconsin 53177

                       FOURTH AMENDMENT TO NOTE AGREEMENTS


                          Dated as of January 10, 2000


                 Re: Note Agreements dated as of October 1, 1995
                                       and
                    $30,000,000 7.77% Senior Notes, Series A,
                              Due October 15, 2005
                                       and
                    $15,000,000 6.98% Senior Notes, Series B,
                              Due October 15, 2005


To the Purchasers Named
  on Schedule I hereto

Ladies and Gentlemen:

          Reference is made to the separate Note Agreements dated as of October 1, 1995, as amended by that certain First Amendment to Note Agreements dated as of October 31, 1996, and that Second Amendment to Note Agreements dated as of September 30, 1997 and that Third Amendment to Note Agreements dated as of October 3, 1997 (the Note Agreements as amended the "Note Agreements") between Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), and each of you, under and pursuant to which $30,000,000 7.77% Senior Notes, Series A, due October 15, 2005 and $15,000,000 6.98% Senior Notes, Series B, due October 15, 2005, of the Company were originally issued. Terms used but not otherwise defined herein shall have the meanings set forth in the Note Agreements.

          The Company hereby requests that each of you accept each of the amendments set forth below in the manner herein provided:

                                   ARTICLE 1

                          AMENDMENTS TO NOTE AGREEMENTS

          Section 1.1. Section 2.1(c) of the Note Agreements is hereby amended by restating the second paragraph thereof as follows:

          "In the event the Company shall prepay less than all of the Notes pursuant to Section 2.2 or repurchase any Notes in accordance with Section 5.12, the principal amount of each required prepayment of the Notes becoming due under Section 2.1(a) and Section 2.1(b) on and after the date of such prepayment or purchase shall be reduced by crediting such prepayments first, against the amount due at the final maturity of the Notes being prepaid then, against the prepayments required by Section 2.1(a) or
Section 2.1(b), as the case may be, in the inverse order of the due dates of such prepayments."

          Section 1.2. Section 2 of the Note Agreement is hereby amended by adding two new sections 2.7 and 2.8 thereto, reading in their entirety as follows:

                    Section 2.7. Application of Proceeds of Designated Sale; Partial Prepayment of Notes. The Company expects to receive net cash proceeds of approximately $34,500,000 from the Designated Sale. Upon closing of the Designated Sale (i) such proceeds in an amount not less than $18,500,000 will be applied to the repayment of current debt and proceeds in the amount of $16,000,000 will be applied to the prepayment of long-term debt (including the Notes) and (ii) the Company will pay $9,800,000 to the holders of the Notes (payable to each holder as set forth on Schedule I to the Fourth Amendment to this Note Agreement) as a partial prepayment on the Notes, together with accrued interest on such amount to the date of payment, but without any Make-Whole Amount.

                    Section 2.8.  Prepayment  of Notes Upon Failure to
          Close Designated Sale. In the event that for any reason the Designated Sale does not occur, the Company will give written notice of such fact (the "Company Notice") in the manner provided in Section 9.6 to the holders of the Notes. The Company Notice shall be delivered promptly after the Company determines that the Designated Sale will not close and in any event no later than May 2, 2000. The Company Notice shall (a) make reference to the fact that the Designated Sale has not closed, (b) make reference to this
          Section 2.8 and the right of the holders of the Notes to require prepayment of the Notes on the terms and conditions provided for in this Section 2.8, (c) offer in writing to prepay the outstanding Notes held by each holder of the Notes of both Series, together with accrued interest to the date of prepayment and an amount equal to the then applicable Make-Whole Amount and (d) specify the date for such prepayment (the "Prepayment Date"), which shall be no later than June 30, 2000. Each holder of outstanding Notes of each respective Series of Notes shall have the right, by written notice given to the Company not later than ten days after receipt of the Company Notice, to demand that the Company prepay, and the Company will prepay, all (but not less than all) of the respective Series of Notes then held by such holder on the Prepayment Date. The prepayment price of any Notes payable



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


          upon the Prepayment Date shall be an amount equal to 100% of the principal amount of the Notes so to be prepaid and accrued interest thereon to the Prepayment Date, together with an amount equal to the then applicable Make-Whole Amount, determined as of three business days prior to the Prepayment Date.

          Section 1.3. Section 5.6(e) of the Note Agreements is hereby amended by the addition of a new sentence to the definition of "Average Outstanding Balance of Consolidated Current Debt" which shall read as follows:

          "For purposes of calculation of the Average Outstanding Balance of Consolidated Current Debt for the Compliance Period ending October 1, 1999, Consolidated Current Debt shall be reduced by the amount of $18,500,000."

          Section 1.4. Section 5.8 of the Note Agreements is hereby amended by the addition thereto of a new Section 5.8(e) as follows:

                    (e)  Notwithstanding  any other  provision of this
          Section 5.8, (i) the Company or any Subsidiary engaged in the recreational fishing business of the Company ("Fishing Subsidiary") may sell, transfer or otherwise dispose of all or part of the stock or assets of the recreational fishing business of the Company or such Fishing Subsidiary and (ii) any Fishing Subsidiary may consolidate or merge with any other corporation in connection with the Designated Sale. The sale of stock or assets permitted by this Section 5.8(e) shall not be taken into account for purposes of calculating the limitations on permitted sales of assets and stock set forth in Section 5.8(b)(1) and the proviso at the end of
          Section 5.8(c).

          Section 1.5. Section 5.9 is hereby amended in its entirety as follows:

                    "Section 5.9. Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than the sum of (a) $90,000,000 plus
          (b) an aggregate amount equal to 25% of its Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal year beginning with the fiscal year ending September 29, 2000; provided that Charges for Identified Dispositions shall not be taken into account for purposes of determining the amount of Consolidated Net Worth maintained by the Company for purposes of calculations pursuant to this Section 5.9."

          Section 1.6. Section 8.1 is hereby amended to add the following defined terms:

                    "Charges for Identified Dispositions" shall mean charges taken by the Company on or prior to October 2, 1998 in an aggregate amount not in excess of $5,000,000 and relating to (A) the closing of certain distribution centers and other facilities owned or operated by Uwatec AG and its subsidiaries, and (B) the disposition of the Airguide Instrument Company.

                    "Designated Sale" shall mean the sale by the Company of all or part of the recreational fishing business of the Company to Berkley, Inc. for net cash proceeds of approximately $34,500,000 expected to be consummated prior to April 30, 2000.

          Section 1.7. Section 8.1 is hereby amended to add the following at the end of the definition of "Net Income Available for Fixed Charges":

          ", and plus (e) (to the extent taken into account in determining Consolidated Net Income for any fiscal quarter ending on or after December 31, 1999) an amount equal to the charge taken during the fiscal quarter ended December 31, 1999 in respect of the book loss of up to $24,000,000 incurred in connection with the proposed disposition of the Company's recreational fishing business included in the Designated Sale"

                                   ARTICLE 2

                         WARRANTIES AND REPRESENTATIONS

           The Company represents and warrants that as of the Closing Date:

           Section 2.1. Fourth Amendment to Note Agreements is Legal and Authorized.

          (a) The execution and delivery of the Fourth Amendment to Note Agreements by the Company and compliance by the Company with all of the provisions of the Note Agreements, as amended by the Fourth Amendment to Note Agreements --

              (i)   is within the corporate powers of the Company; and

              (ii) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company.

          (b) The execution and delivery of the Fourth Amendment to Note Agreements has been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise); and the Fourth Amendment to Note Agreements has been executed and delivered by the Company and the Note Agreements, as amended by the Fourth Amendment to Note Agreements, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable in accordance with its terms.

          Section 2.2. No Defaults. Upon effectiveness of this Fourth Amendment to Note Agreements no Default or Event of Default will exist or be continuing.

                                   ARTICLE 3

                              CONDITIONS PRECEDENT

          This Fourth Amendment to Note Agreements shall be effective as of January 10, 2000 upon the fulfillment by the Company of the conditions precedent set forth below. The closing date for this Fourth Amendment to Note Agreements (the "Closing Date") shall be subject to the fulfillment by the Company of the following conditions precedent:

          Section 3.1. Payment of Special Counsel Fees. The Company shall have paid the reasonable fees and disbursements of your special counsel for which the Company shall have received an invoice at least one business day prior to the Closing Date.

          Section 3.2. Fee to Noteholders. The Company shall have paid to each of you a fee of 37.5 basis points on the principal amount of the Notes outstanding as of January 10, 2000 and which will be in the amount listed opposite your name on Schedule I hereto.

          Section 3.3. Opinion. Foley & Lardner shall have delivered to you their favorable opinion in a form reasonably satisfactory to you with respect to the due authorization, execution and delivery and enforceability of this Fourth Amendment to Note Agreement.

          Section 3.4. Other Amendment. The First Amendment to Note Agreement dated as of September 15, 1997 shall have been executed and delivered in substantially the same form as this Fourth Amendment to Note Agreements.

                                   ARTICLE 4

                                  MISCELLANEOUS

          Section 4.1. Ratification of Note Agreements. Except as herein expressly amended, each of the Note Agreements is in all respects ratified and confirmed. If and to the extent that any of the terms or provisions of the Note Agreements is in conflict or inconsistent with any of the terms or provisions of this Fourth Amendment to Note Agreements, this Fourth Amendment to Note Agreements shall govern.

          Section 4.2. Counterparts. This Fourth Amendment to Note Agreements may be simultaneously executed in any number of counterparts, and all such counterparts together, each as an original, shall constitute but one and the same instrument.

          Section 4.3. Reference to the Note Agreements. Any and all notices, requests, certificates and any other instruments, including the Notes, may refer to the Note Agreements or the Note Agreements dated as of October 15, 1995, without making specific reference to this Fourth Amendment to Note Agreements, but all such references shall be deemed to include this Fourth Amendment to Note Agreements.



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


          Section 4.4. Requisite Approval; Expenses. This Fourth Amendment to the Note Agreements shall not be effective until (a) the Company and the holders of 100% in aggregate principal amount of all the Notes outstanding on the date hereof shall have executed this Fourth Amendment to Note Agreements, and (b) the Company shall have paid all out-of-pocket expenses incurred by the Noteholders in connection with the consummation of the transactions contemplated by this Fourth Amendment to Note Agreements, including, without limitation, the fees, expenses and disbursements of counsel to the Noteholders which are reflected in statements of such counsel rendered on or prior to the effective date of this Fourth Amendment to Note Agreements.

          Section 4.5. Governing Law. The Note Agreements as amended by this Fourth Amendment to Note Agreements and the Notes shall be governed by and construed in accordance with Wisconsin law, including all matters of construction, validity and performance.

          Section 4.6. Successors and Assigns. This Fourth Amendment to Note Agreements shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each of you and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.



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

          IN WITNESS WHEREOF, the Company has executed this Fourth Amendment to Note Agreements as of the day and year first above written.


                                            JOHNSON WORLDWIDE ASSOCIATES, INC.



                                            By:  /s/  Carl G. Schmidt
                                               --------------------------------
                                                 Name:  Carl G. Schmidt
                                                 Title: Senior Vice President
                                                        and Chief Financial
                                                        Officer, Secretary and
                                                        Treasurer

          This Fourth Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

                                            NATIONWIDE LIFE INSURANCE COMPANY



                                            By:  /s/  Mark W. Poeppelman
                                               ---------------------------------
                                                 Name:  Mark W. Poeppelman
                                                 Title: Associate Vice President

          This Fourth Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

                                            GREAT-WEST LIFE & ANNUITY INSURANCE
                                              COMPANY



                                            By:  /s/  Wayne T. Hoffmann
                                               ---------------------------------
                                                 Name:  Wayne T. Hoffmann
                                                 Title: Vice President
                                                        Investments


                                            By:  /s/  James G. Lowery
                                               ---------------------------------
                                                 Name:  James G. Lowery
                                                 Title: Assistant Vice President
                                                        Investments



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


                                   SCHEDULE I


Name of Purchaser                  Prepayment Amount              Fee
-----------------                  -----------------              ---

Nationwide Life Insurance              $6,700,000               $101,250
Company

Great-West Life & Annuity              $3,100,000               $ 46,875
Insurance Company